Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
Oct. 20, 2005	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Profits of $624,848

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that it had posted earnings of $624,848 or $.42 per fully diluted share for the third quarter of 2005. This represents a 90 percent increase in profitability from the third quarter of 2004 when the Company reported earnings of $328,091 or $.22 per fully diluted share. The improvements in earnings were a result of higher net interest income and non-interest income over the previous period. In the nine months ended September 30, 2005, the Company has earned $1,547,357 or $1.05 per fully diluted share, a 12% increase over the previous reporting period.

Total assets were $171,041,300 as of September 30, 2005, an increase of 8 percent from the $158,492,471 reported on September 30, 2004. Net loans increased 11 percent to $141,994,586, compared to $128,426,132 at the end of the third quarter 2004. Loan loss reserves were $2,279,488 or 1.58 percent of total loans as of September 30, 2005. Total deposits increased to $139,330,332 at the end of the third quarter, a 5 percent increase from the third quarter of 2004.

Surrey Bancorp (Stock Symbol SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with U-Vest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.